Exhibit 99.2

Insight Acquisition Corp. Announces Closing of $240 Million Initial Public Offering

NEW YORK, September 7, 2021 (GLOBE NEWSWIRE) — Insight Acquisition Corp. (the “Company”) today announced the closing of its initial public offering of 24,000,000 units at a price of $10.00 per unit. The units are listed on the New York Stock Exchange (“NYSE”) and commenced trading under the ticker symbol “INAQ.U” on September 2, 2021. Each unit consists of one share of Class A common stock and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants will be exercisable. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on the NYSE under the symbols “INAQ” and “INAQ WS,” respectively.

Cantor Fitzgerald & Co. acted as the sole book-running manager for the offering. Odeon Capital Group, LLC acted as lead manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,600,000 units at the initial public offering price to cover over-allotments, if any.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of warrants, $241,200,000 (or $10.05 per unit sold in the public offering) was placed in trust. An audited balance sheet of the Company as of September 7, 2021 reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”).

The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022; Email: prospectus@cantor.com.

A registration statement relating to these securities was declared effective by the SEC on September 1, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Insight Acquisition Corp.

Insight Acquisition Corp. is a blank-check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on businesses in the FinTech or financial services industry with an enterprise value of approximately $750 million to $1.5 billion, with particular emphasis on businesses that are providing or changing technology for traditional financial services (“FinTech”), those in the wealth, investment, asset management and insurance sectors, or certain types of technology companies that provide services to the FinTech or financial services companies. Jeff Gary, a repeat SPAC sponsor, and Michael Singer, a former Investment Management CEO, lead the Company. For more information, please visit: https://www.insightacqcorp.com/.

Forward Looking-Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Cody Slach

Gateway Investor Relations

(949) 574-3860

INAQ@gatewayir.com